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                                                                   EXHIBIT 10.48

                [LETTERHEAD OF SYSTEM SOFTWARE ASSOCIATES, INC.]


                              EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement") is made and entered into as of the 27th day of April, 1998, by and between System Software Associates, Inc., a Delaware corporation (hereinafter the "Company") and Lawrence A. Zimmerman (hereinafter the "Employee").

WHEREAS, the Company desires that the Employee provide services for the benefit of the Company (including, to the extent required, all subsidiary and related companies of the Company; hereinafter collectively the "Affiliates") and the Employee desires to accept such employment with the Company; and

WHEREAS, in the course of employment with the Company, the Employee will have access to certain confidential information that relates to or will relate to the business of the Company and its Affiliates and the Company desires that any such information not be disclosed to other parties or otherwise use for unauthorized purposes.

NOW, THEREFORE, in consideration of the above premises and the following terms and mutual covenants, the parties agree as follows:

1. EMPLOYMENT. The Employee shall serve as Executive Vice President and Chief Financial Officer. The Employee hereby accepts such employment and position on the terms contained herein.

2. DUTIES AND EMPLOYEE LOYALTY. The Employee shall work for the Company in a full-time capacity and shall have the duties, responsibilities, powers and authority customarily associated with the position of Executive Vice President and Chief Financial Officer, together with such other duties and functions as are assigned from time to time by the undersigned or his designee. The Employee shall report to the undersigned or his designee (hereinafter "Employee's Manager"). The Employee shall devote his entire business time, attention, energy, knowledge, and skill to the performance of duties for the Company and will use his best efforts to promote the interests of the Company and its Affiliates.

The Employee expressly agrees that during the term of this Agreement, he shall not engage, directly or indirectly, as a partner, officer, director, stockholder, advisor, agent, employee, or in any other form or capacity, in any other business similar to that of the Company. The foregoing notwithstanding, nothing herein contained shall be deemed to prevent the Employee from investing in the capital stock or other securities of any corporation whose stock or securities are publicly owned or are regularly traded on any public exchange.

3. TERM OF EMPLOYMENT. Unless sooner terminated as in accordance with Paragraph 7, this Agreement shall be entered into commencing as of April 27, 1998 (hereinafter the "Start Date") and shall thereafter continue until expiration in accordance with the terms and conditions of this Agreement.

4. COMPENSATION. For all services rendered by the Employee to the Company, the Company shall pay to the Employee during his period of employment the following compensation:

        BASE SALARY. The Employee shall be entitled to an annual base salary of $300,000.00 (hereinafter "Base Salary") commencing as of the Start Date, payable in substantially equal installments in accordance with the Company's then current local payroll policy.

        ANNUAL INCENTIVE BONUS. Up to $150,000.00, based on achievement of specified organizational and personal management objectives (hereinafter "Annual Incentive Bonus"). Employee agrees that incentive bonus payments are not guaranteed income and are based upon actual performance and achievement of established
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        objectives on a fiscal year or quarterly basis. The actual payment of earned incentive bonus payments shall be made by the Company on a periodic basis in accordance with the Company's then current payroll policy.

        ADJUSTMENTS TO BASE SALARY AND ANNUAL INCENTIVE BONUS. The Base Salary and/or Annual Incentive Bonus may be increased (but may not be reduced, unless there is a significant change in the Employee's duties and responsibilities) by the Employee's Manager. To that end, the Employee shall periodically receive a performance review in accordance with the Company's then existing policies. For informational purposes only, the Company's current policy provides for an annual performance review (which may or may not, at the Company's option, include an adjustment in the Employee's Base Salary and/or Annual Incentive Bonus).

        ADDITIONAL COMPENSATION. The Employee is also be eligible to be considered for participation, during the term of his/her employment, in such other compensation programs as may be available by the Company from time to time (commensurate with the Employee's position and compensation).

        GRANT OF STOCK OPTIONS. In accordance with the Company's Long Term Incentive Plan, a grant of 250,000 stock options in the Company's common stock will be requested of SSA's Board of Directors at their next meeting. The strike price on these options will be the value of a share of the Company's common stock at the close of market on April 27, 1998 and will, subject to Paragraph 7, below, vest as follows: 1/5th (50,000 stock options) on April 27, 1998; the remaining 4/5ths (200,000 stock options) in four (4) equal installments (50,000 stock options per installment) over a four (4) year employment period beginning on April 27, 1999. The grant of such stock options, in accordance with the foregoing, will be memorialized in an option agreement pursuant to and in accordance with the Company's Long Term Incentive Plan.

        DEDUCTIONS. The Employee agrees that the Company shall withhold from any and all compensation required to be made to the Employee under this Agreement all federal, state, local and/or other taxes or payroll deductions which the Company determines are required to be withheld in accordance with applicable statutes and/or regulations from time to time in effect or as otherwise withheld pursuant to the consent or agreement of the Employee.

5. BENEFITS. During the term of this Agreement, the Employee shall be eligible to participate in any life insurance, disability insurance, medical, dental, or health insurance, vacation, savings, pension and retirement plans and other benefit plans or programs as be maintained by the Company for the benefit of its employees (commensurate with the Employee's position and compensation).

6. EXPENSES. During the term of this Agreement, the Company shall promptly reimburse the Employee for all reasonable and approved business expenses incurred by him in connection with the performance of his duties to the Company, upon substantiation of such expenses in accordance with the policies of the Company in effect from time to time.

7. TERMINATION. The Employee's services shall terminate upon the first to occur of the following events:

        TERMINATION WITHOUT CAUSE. The Company expressly reserves the right to terminate the employment of the Employee hereunder other than for cause, disability or death, as provided for below. In the event that the Employee's employment shall have be so terminated by the Company other than for cause, death, or disability, the Employee shall be entitled to receive the equivalent of twenty-four (24) months Base Salary (as may have been adjusted from time to time during the term of this Agreement and in accordance with the terms hereof) (hereinafter "Twenty-Four Month Severance Payment"). The Company will pay this Twenty-Four Month Severance Payment on a lump sum basis within thirty (30) days of termination. In addition, in the event that the Employee's employment shall have been so terminated, the vesting period with respect to stock options granted to the Employee pursuant to Paragraph 4, above, shall accelerate so as to permit the Employee to exercise, in accordance with the terms of SSA's Long Term Incentive Plan, any such stock options which

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        would have otherwise vested within a period of twenty-four (24) months after the Employee's effective date of termination of employment. Notwithstanding the foregoing, in the event that the Employee's employment is terminated by the Company as a result of a Change in Control (as defined below), the vesting period with respect to stock options granted to the Employee pursuant to Paragraph 4, above, shall accelerate as provided for below.

        VOLUNTARY TERMINATION AND TERMINATION FOR CAUSE. The Employee's termination may be voluntarily terminated by him at any time by giving ninety (90) day written notice thereof to the Company (or such shorter period of time as may be agreed upon by the Company). Additionally, the Employee's employment may be terminated at any time for cause (as hereinafter defined), effective immediately upon the giving of written notice to the Employee.

        If at any time during the term of this Agreement: (a) the Employee shall have voluntarily terminated his employment with the Company or (b) the Company shall have terminated the employment of the Employee for cause (as hereinafter defined), the Employee shall be entitled to receive only his Base Salary (as may have been adjusted from time to time during the term of this Agreement and in accordance with the terms hereof) up to the date of termination plus any accrued but unused vacation pay. The Employee shall also be entitled to any benefits mandate under the Consolidated Onmibus Budget Reconciliation Act of 1985 (COBRA) or required under the terms of any death, insurance, or retirement plan, program, or agreement provided by the Company and to which the Employee is a party or in which the Employee is a participant, including, but not limited to, any short-term or long-term disability plan or program, if applicable.

        For purposes of this Agreement, the Employee shall be deemed terminated "for cause" if the Company terminates the Employee after the Employee:
        (a) shall have been formally indicted (or the equivalent thereof) for any felony including, but not limited to, a felony involving fraud, theft, misappropriation, dishonesty, or embezzlement; (b) shall have committed intentional acts of gross misconduct that materially impair the goodwill or business of the Company or cause material damage to its property, goodwill, or business; or (c) shall have refused to, or willfully failed to, perform his material duties, provided, however, that no termination under this subparagraph (c) shall be effective unless the Employee does not cure such refusal or failure to the Company's satisfaction as soon as practicable after the Company gives the Employee written notice identifying such refusal or failure (and, in any event, within thirty (30) calendar days after receipt of such written notice). No act or failure to act on the part of the Employee shall be considered "willful" unless it is done, or omitted to be done, by the Employee in bad faith or without reasonable belief that his action or omission was in the best interests of the Company.

        TERMINATION DUE TO DISABILITY. This Agreement and any termination of employment as a result of a disability shall be subject to the disability policy as established by the Company from time to time.

        TERMINATION DUE TO DEATH. In the event of the Employee's death during the term of this Agreement, the Employee's employment hereunder shall immediately terminate and, in such event, the Employee's estate shall be entitled to receive the Employee's Base Salary (as may have been adjusted from time to time in accordance with Paragraph 4, above) to the last day of the month during which the Employee's death shall have occurred and such additional benefits, if any, as may be provided by any insurance or other benefits to which the Employee may have participated in or otherwise become entitled to during his period of employment, as established or maintained by the Company for its employees from time to time.

        TERMINATION DUE TO CHANGE OF CONTROL. The Employee's employment may be terminated by him by written notice for a Good Reason (as hereinafter defined) by giving ninety (90) days written notice thereof to the Company (or such shorter period of time as may be agreed upon by the Company), at any time within one hundred eighty (180) days following a Change of Control (as defined below). In such event, the Employee

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        shall bee entitled to receive a Twenty-Four Month Severance Payment as described above. The Company will pay this Twenty-Four Month Severance Payment on a lump sum basis within thirty (30) days of termination.

        In the event that the Employee's employment shall have been terminated by him in accordance with the foregoing or by the Company due to a Change in Control, the vesting period with respect to all stock options granted to the Employee pursuant to Paragraph 4, above, shall accelerate so as to permit the Employee to exercise, in accordance with the terms of SSA's Long Term Incentive Plan, all stock options which would have otherwise vested in accordance with the terms of this Agreement.

        The term "Good Reason" shall mean either: (a) the elimination of the Employee's position or a material diminution in the Employee's authority, functions, duties or responsibilities, which has occurred as a result of a Change of Control (as hereinafter defined); or (b) a failure by the Company to either reaffirm the Employee's current position with the Company or offer the Employee a comparable position at the same or greater compensation level with thirty (30) days following a Change of Control (as defined below).

        The term "Change of Control" shall mean a material change in the management structure of the Company which has occurred as a result of either: (a) a sale of a controlling interest of the Company to a third party; (b) a sale of the Company to a third party of all or substantially all of the Company's stock or assets; or (c) a merger of the Company with another unrelated entity.

        TREATMENT OF ANNUAL INCENTIVE BONUS UPON TERMINATION. In the event of termination of the employment of the Employee for any reason, the Employee shall be entitled to receive any Annual Incentive Bonus or other compensation (other than Base Salary) in respect of the fiscal quarter of the Company in which the termination shall take place; the specific amount of the Annual Incentive Bonus and/or additional compensation to be paid to the Executive to be: (a) prorated based upon the earlier of the effective date of the Employee's termination of employment or the date the Employee ceases to perform services on behalf of the Company; and (b) dependent upon the Company's achievement of the underlying bonus program to which the Annual Incentive Bonus and/or other compensation relates. In addition, in the event that at the time of his termination, the Employee is due, but has not yet received, payment of any Annual Incentive Bonus, or portion thereof, or other compensation (other than Base Salary), such amount(s) shall be paid to Employee in accordance with the Company's payroll policy from time to time in effect.

        PAYMENT CONTINGENCIES. Payment to the Employee of the Twenty-Four Month Severance Payment, together with any other amounts to be paid to the Employee pursuant to this Paragraph 7, is contingent upon: (a) the Employee signing an agreement that releases the Company from actions, suits, claims, proceedings and demands related the period of employment and/or the termination of the employment; (b) the Company being permitted to offset from the severance pay hereunder any salary paid to the Employee during the ninety (90) day notice period (or such shorter period of time as may be provided for herein or otherwise agreed upon by the Company) if the Employee performs no services during such notice period; (c) the Employee returning, in good condition, all property belonging to Company; and (d) the Employee remaining in compliance with his obligations of confidentiality including, without limitation, the Employee's adherence to the restrictions placed upon his subsequent employment opportunities pursuant to Paragraph 8, below.

8. EMPLOYEE CONFIDENTIALITY OBLIGATIONS. The Employee acknowledges and agrees that solely by virtue of his employment by, and relationship with the Company, he will acquire confidential information relating to the Company and its Affiliates; such confidential information to include, but is not limited to: (a) any financial business, planning, operations, services, potential services, products, potential products, technical information and/or know-how, formulas, production, purchasing, marketing, sales, personnel, customer, broker, supplier, or other information of the Company or Affiliates; (b) any papers, data, records, processes, methods, techniques, systems, models, samples, devices, equipment, compilations, invoices, customer lists, or documents of the Company

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or Affiliates; (c) any confidential information or trade secrets of any third party provided to the Company in confidence or subject to other use of disclosure restrictions or limitations; and (d) any other information, written, oral, or electronic, whether existing now or at some time in the future, whether pertaining to current or future developments, which pertains to the Company's or Affiliate's affairs or interests or with whom or how the Company or Affiliates conduct business (hereinafter collectively "Information").

The Employee further acknowledges and agrees that in consideration of the terms and conditions set forth in this Agreement, including, without limitation, the compensation to be paid to Employee hereunder, Employee shall sign and abide by the terms and conditions of the Employee Confidentiality Agreement, attached hereto and deemed a part hereof (hereinafter "Employee Confidentiality Agreement"), including, without limitation, the restriction on Employee's subsequent employment opportunities as set forth in Section 4 thereof. In addition, the Employee acknowledges and agrees that the restrictions contained in Section 4 of the Employee Confidentiality Agreement are necessary and reasonable in order to protect the Company in the conduct of its business and will not prevent Employee form earning a comparable livelihood following the termination of his/her employment with the Company. Employee further agrees that for a minimum period of one (1) year following the termination of his employment with the Company, he shall disclose the existence and terms of the Employee Confidentiality Agreement to each subsequent employer and hereby consents to and the Company is hereby given permission to disclose the existence and terms of the Employee Confidentiality Agreement to any such subsequent employer.

The Information described in this Paragraph 8 shall be deemed to be included in this definition of "Proprietary Information" as set forth in the Employee Confidentiality Agreement and shall be subject to the terms and conditions contained therein.

9. ADDITIONAL PROVISIONS. The Company and the Employee further agree as follows:

        ASSIGNMENT. The Employee acknowledges that the services to be rendered by him are unique and personal. Accordingly, the Employee may not assign any of his rights or delegate any of his duties or obligations under this Agreement. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company.

        NOTICES. All notices required or permitted hereunder shall be in writing and deemed effectively given upon personal delivery or upon deposit in the United States mails, by registered or certified mail, postage prepaid, addressed to the other party hereto at the address set forth in the introductory paragraph of this Agreement, or at other address or addresses as either party designate to the other in accordance with this paragraph.

        ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties, and supersedes all prior agreements and understandings, relating to the subject matter hereof. If any provision of this Agreement shall be found invalid or unenforceable for any reason, in whole or in part, then such provision shall be deemed modified, restrict, or reformulated to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified, restricted, or reformulated or as if such provision had not been originally incorporated herein, as the case may be.

        AMENDMENT. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Employee.

        HEADINGS. The Paragraph and subparagraph headings used in this Agreement are for convenience only and shall not be deemed to be considered a construction of the provisions hereof.

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        IMMIGRATION AND REFORM CONTROL ACT OF 1986. This Agreement is contingent upon submission by the Employee of the appropriate documentation for verification in compliance with the Immigration and Reform Control Act of 1986, as amended.

        GOVERNING LAW. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of Illinois.

THE EMPLOYEE HAS READ AND FULLY UNDERSTANDS THE TERMS AND CONDITIONS SET FORTH IN THIS AGREEMENT, HAS HAD TIME TO REFLECT ON AND CONSIDER THE BENEFITS AND CONSEQUENCES OF ENTERING INTO THIS AGREEMENT, AND HAS HAD THE OPPORTUNITY TO REVIEW THE TERMS HEREOF WITH AN ATTORNEY OR OTHER REPRESENTATIVE, IF HE/SHE SO CHOOSES.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written at the introductory paragraph to this Agreement.

SYSTEM SOFTWARE ASSOCIATES, INC.

By: /s/ William Stuek
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Typed or Printed Name: William Stuek
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EMPLOYEE:
By: /s/ Lawrence A. Zimmerman
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Typed or Printed Name: Lawrence A. Zimmerman
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